EXHIBIT 23.1

ANTON
 & CHIA                                              CERTIFIED PUBLIC ACOUNTANTS


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Nevada Health Scan, Inc.

We consent to the inclusion of our report dated November 20, 2012, relating to our audits of the balance sheet of Nevada Health Scan, Inc. as of September 30, 2012 and 2011, and the related statements of operations, changes in stockholders' deficit, and cash flows for the years then ended and for the period from June 25, 2010 (Inception) through September 30, 2012. Our report dated November 20, 2012, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent of the reference to our firm under the caption "Experts" in the Registration Statement.



/s/ Anton & Chia, LLP
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Newport Beach, California
November 27, 2012